Exhibit 99.1

Christopher Taylor

Investor Relations

781-398-2466

Sarah Emond

Media Relations

781-398-2544

For Immediate Release

Oscient Pharmaceuticals Submits sNDA to FDA for Five-Day Treatment of New Indications for FACTIVE® Tablets

— Supplemental New Drug Application seeks marketing approval for five-day treatment of acute bacterial sinusitis and community-acquired pneumonia —

Waltham, Mass., November 21, 2005 – Oscient Pharmaceuticals (Nasdaq: OSCI) has submitted a supplemental New Drug Application (sNDA) to the U.S. Food and Drug Administration (FDA) seeking approval for the use of FACTIVE® (gemifloxacin mesylate) tablets (320 mg once-daily) for the five-day treatment of acute bacterial sinusitis (ABS) and the five-day treatment of mild to moderate community-acquired pneumonia (CAP). FACTIVE is currently approved by the FDA for the five-day treatment of acute bacterial exacerbations of chronic bronchitis (AECB) and the seven-day treatment of mild to moderate CAP.

“Obtaining five-day treatment indications for these conditions would create a unique marketing position for FACTIVE and solidify the base upon which we will build FACTIVE into a leading brand,” stated Steven M. Rauscher, President and Chief Executive Officer. “Moving to a five-day course of therapy for all of the indications for FACTIVE would enhance its position as a valuable option for physicians treating difficult respiratory tract infections. Currently, no fluoroquinolone is approved for five-day treatment of all three major respiratory tract infections: AECB, ABS and CAP. “

The sNDA for the five-day treatment of ABS contains efficacy and safety data from five Phase III trials involving more than 1,800 patients receiving FACTIVE and 500 patients receiving a comparator (trovafloxacin or cefuroxime). The filing is also supplemented by safety data gathered from the post-marketing surveillance of FACTIVE since launch in September 2004. In the Phase III ABS clinical trials, FACTIVE 320 mg once-daily exhibited high clinical and bacteriologic response rates and met all predefined endpoints for non-inferiority.

The submission for the five-day treatment of CAP contains data from a successful Phase III trial completed this year comparing a five-day and seven-day treatment with FACTIVE 320 mg once-daily for CAP in 510 patients. That study demonstrated excellent clinical response rates at follow up (the primary endpoint) in both arms: 95% for the five-day treatment arm and 92% for the seven-day treatment arm [95% CI: -1.46, 7.47] in the per protocol group. Further, clinical response at end of therapy in the per protocol group was 96% for the five-day group and 96% for the seven-day group [95% CI: -3.85, 3.42]. The discontinuation rate due to adverse events was low in both groups: 1.2% for the five-day arm and 2.0% for the seven-day arm.

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sNDA Submission

November 21, 2005

An estimated 20 million cases of ABS occur annually in the U.S., and sinusitis accounts for about 20% of all adult antibiotic prescriptions resulting in a yearly cost of more than $3.5 billion. If untreated or inadequately treated, acute sinusitis may become chronic. Community-acquired pneumonia is a common and serious illness in the United States with 3 to 4 million cases per year, resulting in approximately 1 million hospitalizations and 40,000 deaths annually. Pneumonia is the most common cause of death due to an infectious disease.

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a biopharmaceutical company committed to the clinical development and commercialization of novel therapeutics to address unmet medical needs. The Company is marketing FACTIVE® (gemifloxacin mesylate) tablets, approved by the FDA for the treatment of acute bacterial exacerbations of chronic bronchitis and mild to moderate community-acquired pneumonia. In addition to the oral tablet form, Oscient is developing an investigational FACTIVE intravenous formulation for use in hospitalized patients. The Company is also promoting Auxilium Pharmaceuticals’ TESTIM® 1% testosterone gel to primary care physicians in the U.S. Oscient has a novel antibiotic candidate, Ramoplanin, in advanced clinical development for the treatment of Clostridium difficile-associated diarrhea (CDAD).

FACTIVE is approved for the five-day treatment of AECB caused by Streptococcus pneumoniae, Haemophilus influenzae, Haemophilus parainfluenzae or Moraxella catarrhalis and for the seven-day treatment of mild to moderate CAP caused by Streptococcus pneumoniae (including multi-drug resistant strains), Haemophilus influenzae, Moraxella catarrhalis, Mycoplasma pneumoniae, Chlamydia pneumoniae or Klebsiella pneumoniae.

Important Safety Information about FACTIVE Tablets

The most common (more than 2% incidence) drug-related side effects reported in FACTIVE clinical trials were diarrhea (3.6%), rash (2.8%) and nausea (2.7%). In clinical trials, drug-related rash was reported in 2.8% of patients receiving gemifloxacin and was more commonly observed in patients less than 40 years of age, especially females. The incidence of rash increases with treatment longer than the maximum-labeled duration of 7 days. In clinical trials, the discontinuation rate due to drug-related adverse events was similar for FACTIVE tablets and comparators (2.2% versus 2.1%, respectively).

Gemifloxacin is contraindicated in patients with a history of hypersensitivity to gemifloxacin, fluoroquinolone antibiotic agents, or any of the product components. Patients receiving marketed fluoroquinolones have reported serious and occasionally fatal hypersensitivity and/or anaphylactic reactions, peripheral neuropathy, antibiotic-associated colitis and tendon ruptures. Gemifloxacin should be discontinued immediately at the first sign of any of these events.

Fluoroquinolones may prolong the QT interval in some patients. Gemifloxacin should be avoided in patients with a history of prolongation of the QTc interval, patients with uncorrected electrolyte disorders (hypokalemia or hypomagnesemia), and patients receiving Class IA or Class III antiarrhythmic agents. In clinical studies with gemifloxacin, CNS effects have been reported infrequently. As with other fluoroquinolones, gemifloxacin should be used with caution in patients with known or suspected CNS diseases. If CNS reactions occur, gemifloxacin should be discontinued and appropriate measures instituted.

No significant drug-drug interactions were seen with theophylline, digoxin, oral contraceptives, cimetidine, omeprazole, and warfarin, although patients receiving a fluoroquinolone concomitantly with warfarin should be monitored closely. Drug-drug interactions include probenicid, sucralfate, antacids containing aluminum or magnesium, iron, multivitamins containing metal cations, and didanosine. The safety and effectiveness of gemifloxacin in children, adolescents (less than 18 years of age), pregnant women, and lactating women have not been established. For complete safety and efficacy information, please see the full prescribing information available at www.factive.com.

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sNDA Submission

November 21, 2005

Forward-Looking Statement

This press release may contain forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including statements regarding what effect the benefits that a short course of therapy for the treatment of CAP and ABS would have on sales of FACTIVE. These statements represent, among other things, the expectations, beliefs, plans and objectives of management and/or assumptions underlying or judgments concerning matters discussed in this document. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risks include, but are not limited to, (i) whether the recently submitted sNDA will be approved by the FDA, (ii) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA requiring additional information or data, delays in the progress of ongoing clinical trials, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidates and (iii) our inability to successfully commercialize FACTIVE or promote TESTIM due to: the limitations on our resources and experience in the commercialization of products; lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; delays in recruiting and training sales personnel; problems relating to manufacturing or supply; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customers; and competition from other products. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statement are described under the heading “Factors Affecting Future Operating Results” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2005 and in other filings that we may make with the Securities and Exchange Commission from time to time.

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